MENTOR REPORTS STRONG SECOND QUARTER FISCAL YEAR 2005 FINANCIAL RESULTS WITH DOUBLE-DIGIT SALES AND EARNINGS GROWTH

  Total Sales Increased to $108.8 Million in the Second Quarter 2005, an Increase of 17% from $93.3 Million in the Second Quarter 2004

  Diluted Earnings Per Share Were $0.28 in the Second Quarter 2005, an Increase of 22% from $0.23 in the Second Quarter 2004

SANTA BARBARA, November 1, 2004 - Mentor Corporation (NYSE:MNT), a leading supplier of medical products in the United States and internationally, today announced strong financial results for the second quarter of fiscal year 2005, ended September 30, 2004, with 17% sales growth and 22% earnings per share growth, compared to results in the same period prior year.

Second quarter fiscal year 2005 sales were $108.8 million, up 17% over sales of $93.3 million in the second quarter 2004.  Diluted earnings per share for the second quarter 2005 were $0.28, up 22% over $0.23 per share in the second quarter 2004.

"Mentor had another quarter of strong quarter performance, led by 27% year-over-year sales growth in our surgical urology segment," commented Joshua H. Levine, President and Chief Executive Officer of Mentor.  "In addition, we achieved several significant corporate milestones, further increased our cash position and advanced our strategic product development pipeline."

Aesthetics Segment
Mentor's Aesthetics business segment continued its solid performance based on strong customer relationships, a superior product offering and the highest levels of customer service and support in the industry.  Second quarter 2005 Aesthetics sales were $54.3 million, up 15% from sales in the second quarter 2004.

  Breast Aesthetics
  Second quarter 2005 sales of breast aesthetics products were $46.9 million, up 12% from sales in the second quarter 2004.

Domestic sales were, in part, negatively impacted by the severe weather experienced in the Gulf Coast states during the quarter and may continue to have a short-term impact as prospective patients deal with competing financial priorities.  International sales recorded strong growth in the augmentation and reconstruction market segments.  Mentor continues to see competitive price pressure in both the domestic and international markets, but is not deviating from its strategy of premium pricing to capture value for high quality products and services.

To re-enforce this message of quality, Mentor instituted a price increase in September 2004 in the domestic market for all of the Company's breast implant products.  The price increase had relatively little financial impact on the overall sales results for the quarter because of timing of the increase.

The Company's new direct-to-consumer advertising program began to air on ABC's Extreme Makeover television program, late in the quarter.  It has provided strong evidence of interest as measured by calls to Mentor's customer service center and by "hits" to the Company's focused website, www.Mentor4me.com.

  Body Contouring
  Second quarter 2005 sales of body contouring products were $3.9 million, up 10% from sales in the second quarter 2004.

While sales growth in the period was strong, second quarter sales were also negatively impacted by the extreme weather in the Southeastern United States.  Liposuction continues to be the leading surgical cosmetic procedure in the United States, and Mentor is well positioned with its capital equipment and associated disposable products to help physicians meet the needs of the market.

Surgical Urology Segment
Mentor's Surgical Urology business segment recorded double-digit sales growth, led by the women's health business franchises.  Second quarter 2005 Surgical Urology product sales were $30.4 million, up 27% from sales in the second quarter 2004.

  Women's Health
  Second quarter 2005 sales of women's health products were $5.2 million, up 83% from sales in the second quarter 2004.

The strong sales growth recorded in the quarter was led by Mentor's ObTape™ product, which is used to treat urinary stress incontinence in women.  The Company's training programs continue to introduce more surgeons to the innovative trans-obturator approach.  Specific focus on local patient education seminars has contributed to the strong revenue growth in the segment.

During the quarter, Mentor settled its trans-obturator patent dispute with American Medical Systems, Inc. (AMS).  Under terms of the agreement, both companies agreed to cross-license patents and patent applications related to the surgical treatment of female incontinence and prolapse for use with the trans-obturator approach.  AMS also agreed to make a one-time payment to Mentor.  Both companies agreed to dismiss all litigation relating to Mentor's trans-obturator method patent.

  Erectile Dysfunction
  Second quarter 2005 sales of erectile dysfunction products were $6.2 million, up 9% from sales in the second quarter 2004.

Sales of the Company's prosthetic penile implants had been negatively impacted in prior quarters by competitive sales of recently introduced drugs to treat erectile dysfunction.  However, Mentor believes that this transition will have a decreasing impact going forward.

  Brachytherapy
  Second quarter 2005 sales of brachytherapy products were $3.8 million, up 10% from sales in the second quarter 2004, representing the second consecutive quarter of positive year-over-year growth.

Mentor's average selling prices on its iodine and palladium products continue to increase, allowing the Company to capture the value delivered through its comprehensive product offering and range of services and support.

  Disposable Surgical Urology
  Second quarter 2005 sales of disposable surgical urology products were $15.1 million, up 27% from sales in the second quarter 2004.

Clinical and Consumer Healthcare Segment
Mentor's Clinical and Consumer Health business recorded another quarter of solid growth.  Second quarter 2005 clinical and consumer healthcare product sales were $24.1 million, up 9% from sales in the second quarter 2004.  Growth in the quarter was a direct result of increased sales of premium-priced products which are supported by a variety of value added programs.

Product Development Pipeline
Mentor continued to advance its strategic product development pipeline.

  Dermal Filler Program
  Mentor announces that it had begun the U.S. clinical development program for its proprietary, non-animal based, stabilized hyaluronic acid dermal filler product, Hyalite, formulated with lidocaine for improved patient comfort.

The pivotal study will evaluate both safety and product performance compared to Restylane®, a recently approved competitive product.  While all patients participating in the study will be followed for twelve months, Mentor plans to submit six-month data as part of its Pre-Market Approval (PMA) application.  In addition to being evaluated for the correction of facial wrinkles, Hyalite is also being evaluated for use in lip augmentation - the only injectable dermal filler product known to be seeking approval for this indication in the United States.

  Botulinum Toxin Program
  Mentor is developing a next-generation botulinum toxin type A product based on proprietary technology that yields a purer formulation than other commercially available botulinum products.  The Company continues to expect that the U.S. clinical program for the cosmetic indications will begin before the end of the calendar year.
  Silicone Gel-Filled Breast Implants
  Mentor remains in discussion with the U.S. Food and Drug Administration (FDA) regarding the Company's silicone gel breast implant PMA application.  During the quarter, Mentor submitted to the FDA an amendment to the Company's PMA.  The amendment focused on providing additional information outlined in the revised guidelines issued by the FDA in January 2004, and on answering other questions raised by the Agency.

Financial Results
Mentor reported the following financial results for the second quarter 2005.  Detailed financial statements are attached to this press release.

Sales
Total sales in the second quarter 2005 were $108.8 million, up 17% from $93.3 million in the second quarter 2004.  Included in the second quarter 2005 results were $3.0 million of positive foreign currency exchange effects, principally from the strong Euro.

Gross Profit
Gross profit for the second quarter 2005 was $68.1 million, or 63% of sales, compared to $57.7 million, or 62% of sales, in the second quarter 2004.  Key contributors to the improvement in Mentor's gross profit margin were income associated with license agreements, changes in the product mix which favored higher margin products, the Company's pricing strategy, and manufacturing efficiencies.

Sales, General & Administrative
Sales, general and administrative (SG&A) expense in the second quarter 2005 was $40.6 million, or 37% of sales, compared to $33.9 million, or 36% of sales, in the second quarter 2004.  Key contributors to the increase during the quarter were expenses related to Mentor's direct to consumer advertising program, regulatory expenses related to the Company's silicone breast implant PMA and expenses related to the implementation of Mentor's enterprise resource planning system.

Research & Development
Research and development (R&D) expense in the second quarter 2005 was $8.6 million compared to $7.7 million in the second quarter 2004.  During the quarter, Mentor's investment in R&D supported key strategic product development programs including the Company's silicone gel breast implant PMA, the botulinum toxin program and the Hyalite dermal filler program.

Income Tax
Income tax in the second quarter 2005 was $5.8 million, reflecting a 32% effective tax rate, the same rate as in the second quarter 2004.

Earnings per Share
Diluted earnings per share (EPS) in the second quarter 2005 were $0.28, a 22% increase over diluted earnings per share of $0.23 in the second quarter 2004.

Dividend
Mentor increased its dividend to $0.17 per share in the second quarter 2005, compared to $0.15 per share in the second quarter 2004.

Fiscal Year 2005 Summary Financial Guidance

  Sales to grow at a low double-digit rate over sales of $422.2 million in 2004
  Gross Margin to be in the range of 62% to 64% of sales
  SG&A expense to be in the range of 35% to 37% of sales
  R&D expense to be in the range of 7% to 8% of sales
  Tax Rate to be 32% to 33%
  EPS to grow at a mid-teens rate over EPS of $1.15 per share in 2004

Conference Call
Mentor Corporation has scheduled a conference call today regarding this announcement.  Those interested in listening to a recording of the call may dial (800) 839-9886 at 6:00 p.m. ET today until Midnight ET, November 8, 2004.  You may also listen to the live webcast at 5:00 p.m. ET today or the archived call at www.mentorcorp.com, Investor Relations site under "Conference Calls".

About Mentor Corporation
Founded in 1969, Mentor Corporation is a leading supplier of medical products for the global healthcare market.  The Company develops, manufactures and markets innovative, science-based products for the aesthetics, urologic specialties and clinical and consumer healthcare markets around the world.

The Company's Aesthetics franchise includes prosthetic mammary implants for breast augmentation and reconstruction, and lipoplasty products for body contouring.  Mentor's Urologic Specialties franchise includes surgical slings for the treatment of urinary stress incontinence, brachytherapy seeds for the treatment of prostate cancer, prosthetic implants for the treatment of erectile dysfunction and disposable surgical urology implants.  The Company's Clinical and Consumer Healthcare franchise includes catheters and other products for the management of urinary incontinence and retention.

Mentor employs approximately 2,000 people around the world and is headquartered in Santa Barbara, California, with manufacturing and research operations in the United States, France, the Netherlands and the United Kingdom.  The Company's website is www.mentorcorp.com.

Safe Harbor Statement
All statements included or incorporated by reference in this release, other than statements or characterizations of historical fact, are forward-looking statements.  These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by us.  Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue", similar expressions, and variations or negatives of these words.  In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  These forward-looking statements speak only as of the date hereof and are based upon the information available to us at this time.  Such information is subject to change, and we will not necessarily inform you of such changes.  These statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that are difficult to predict.  Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statement as a result of various factors.

Important factors that may cause such a difference for Mentor include, but are not limited to competitive pressures and other factors such as the introduction or regulatory approval of new products by our competitors and pricing of competing products and the resulting effects on sales and pricing of our products, disruptions or other problems with our sources of supply, significant product liability or other claims, difficulties with new product development and market acceptance, changes in the mix of our products sold, patent conflicts, product recalls, United States Food and Drug Administration (FDA) delay in or approval or rejection of new or existing products, changes in Medicare, Medicaid or third-party reimbursement policies, changes in government regulation, use of hazardous or environmentally sensitive materials, our inability to implement new information technology systems, our inability to integrate new acquisitions, and other events.

Our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8‑K, and other Securities and Exchange Commission filings discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

Contact:

Mentor Corporation
Peter R. Nicholson
Vice President, Corporate Development
(805) 879-6082

MENTOR CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except per share data)

	Three months ended September 30,		Six months ended September 30,
	2004	2003	2004	2003

Net sales	$ 108,779	$ 93,263	$ 231,211	$ 198,369

Cost of sales	40,638	35,561	84,613	74,934
Gross profit	68,141	57,702	146,598	123,435

Selling, general and administrative expense	40,568	33,899	83,820	69,578
Research and development	8,553	7,711	16,583	15,254
	49,121	41,610	100,403	84,832

Operating income	19,020	16,092	46,195	38,603

Interest (expense)	(1,228)	(149)	(2,636)	(310)
Interest income	533	323	948	719
Other income (expense)	5	249	(183)	925
Income before income taxes	18,330	16,515	44,324	39,937

Income taxes	5,796	5,277	14,136	12,666
Net income	$ 12,534	$ 11,238	$ 30,188	$ 27,271

Earnings per share
Basic earnings per share	$ 0.29	$ 0.24	$ 0.71	$ 0.59
Diluted earnings per share	$ 0.28	$ 0.23	$ 0.67	$ 0.56
Dividends per share	$ 0.17	$ 0.15	$ 0.32	$ 0.17

Weighted average shares outstanding
Basic	42,548	46,562	42,356	46,475
Diluted	45,238	48,610	45,138	48,479

Sales by principal product line
(in thousands)	Three Months ended September 30,
	2004	2003	% Change

Aesthetics and General Surgery products	$ 54,322	$ 47,199	15.1%
Surgical Urology products	30,374	23,903	27.1%
Clinical & Consumer Healthcare products	24,083	22,161	8.7%
Total sales	$ 108,779	$ 93,263	16.6%

	Six Months ended September 30,
	2004	2003	% Change

Aesthetics and General Surgery products	$ 119,866	$ 102,702	16.7%
Surgical Urology products	62,286	51,992	19.8%
Clinical & Consumer Healthcare products	49,059	43,675	12.3%
Total sales	$ 231,211	$ 198,369	16.6%

MENTOR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

Assets	September 30, 2004	March 31, 2004
Current assets:
Cash and marketable securities	$ 127,647	$ 118,418
Accounts receivable, net	102,967	106,016
Inventories	73,449	67,912
Deferred income taxes	23,838	22,488
Prepaid expenses and other	16,750	13,205
Total current assets	344,651	328,039

Property, plant and equipment, net	74,641	77,529
Intangibles, net of amortization	48,320	51,014
Goodwill, net of amortization	23,820	23,711
Long-term marketable securities	35,194	8,326
Other assets	10,169	10,160
	$ 536,795	$ 498,779

Liabilities and Shareholders' Equity
Current liabilities	$ 134,808	$ 129,930
Long-term deferred income taxes	2,569	2,549
Long-term liabilities	20,155	17,996
Convertible subordinated notes	150,000	150,000
Shareholders' equity	229,263	198,304
	$ 536,795	$ 498,779